IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Case No.: OS 55/2013	In the matter of Section 210 of the Companies Act (Cap. 50)
Doc No.: ORC 1152/2013 Filed: 20-February-2013 04:51 PM	And In the matter of Blue Ocean Resources Pte. Ltd. Blue Ocean Resources Pte. Ltd. (Singapore UEN No. 200610255E) Applicant(s)

ORDER OF COURT

Before:                Justice Lee Seiu Kin in Chambers

Date of Order :   15-February-2013

UPON THE APPLICATION of Blue Ocean Resources Pte. Ltd. coming on for hearing this day AND UPON READING the affidavits of Ashley Willem Bell and Martial Jean Francois Nicolas filed on behalf of the Applicant on 18 January 2013 and 22 January 2013 respectively AND UPON HEARING Counsel for the Applicant, Counsel for Scheme Creditors set out in Annex B as well as Counsel for The Bank of New York Mellon,

It is ordered that:

1.           The Applicant be at liberty to convene a meeting (the “Scheme Meeting”) of its creditors in relation to the US$325,000,000 11% guaranteed senior secured notes due 2012 (the “Notes”) issued by the Applicant (the “Scheme Creditors”) for the purpose of considering and, if thought fit, approving (with or without modifications) a scheme of arrangement under Section 210 of the Companies Act (Cap. 50, 2006 Rev. Ed.) (the “Act”) proposed to be made between the Applicant and the Scheme Creditors (the “Scheme”).

2.           The Scheme Meeting be convened in the manner set out in Annex A hereto, or in such other manner as this Honourable Court deems fit.

3.           The Noteholders (as defined in the Scheme) are contingent creditors of the Applicant and should be treated as Scheme Creditors for purposes of the Scheme.

4.           In the event the Scheme is approved at the Scheme Meeting, the Applicant be at liberty to apply that the Scheme be approved by order of Court in accordance with Section 210(3) of the Act, with such modifications as are approved at the Scheme Meeting (if any), so as to be binding on the Applicant and all its Scheme Creditors.

5.           The Applicant has liberty to apply.

/s/Foo Chee Hock FOO CHEE HOCK REGISTRAR SUPREME COURT SINGAPORE

ANNEX A

1.
At least 28 clear days before the day appointed for the Scheme Meeting, an advertisement (in substantially the form annexed to the first affidavit of Martial Jean Francois Nicolas’ Affidavit (“Nicolas’ Affidavit”) as (“MN-10”) shall be inserted into a daily English language newspaper and a daily Chinese language newspaper in general circulation in Singapore, stating that the following documents:

(a)	the Notice (as defined below);

(b)
the composite document to be dispatched to Scheme Creditors in respect of the Scheme, which shall include an explanatory statement pursuant to Section 211 of the Act (in substantially the form annexed to Nicolas’ Affidavit as “MN-5”) (the “Scheme Document”); and

(c)	a copy of the Order convening the Scheme Meeting (“Order”);

are available free of charge on request by Scheme Creditors to the Applicant or its solicitors, Premier Law LLC, and may also be downloaded at http://www.lynchpinbm.com/projects/public-projects/blueocean or obtained by email to blueoceaninfo@lynchpinbm.com.

2.
At least 28 clear days before the date appointed for the Scheme Meeting, a notice convening the Scheme Meeting (in substantially the form annexed to Nicolas’ Affidavit as “MN-10”) (“Notice”) shall be dispatched to the Depositary (as defined in the Scheme) by electronic means or otherwise for delivery to Account Holders (as defined in the Scheme) through the Clearing Systems (as defined in the Scheme) and, in turn, for delivery to Noteholders (as defined in the Scheme), advising that the following documents:

(a)	the Scheme Document; and

(b)	a copy of the Order;

are available free of charge on request by Scheme Creditors to the Applicant or its solicitors, Premier Law LLC, and may also be downloaded at http://www.lynchpinbm.com/projects/public-projects/blueoccan or be obtained by email to blueoceaninfo@lynchpinbm.com.

3.
At least 28 clear days before the day appointed for the Scheme Meeting, copies of the Notice, the Scheme Document and the Order shall be made available to Scheme Creditors on the following website: http://www.lynchpinbm.com/projects/public-projects/blueocean.

4.
Any accidental omission to serve any Scheme Creditor with notice of the Scheme Meeting or the non-receipt of such notice by a Scheme Creditor shall not invalidate the proceedings at the Scheme Meeting.

5.
Mr. Mark Sims Chadwick of FTI Consulting (Singapore) Pte. Ltd. or, failing him, any other Senior Managing Director of FTI Consulting (Singapore) Pte. Ltd., be appointed by the Court to act as Chairman of the Scheme Meeting (“Chairman”) and directed to report the result of the Scheme Meeting to the Court.

6.
The value of a Scheme Creditor’s claim for the purposes of voting at the Scheme Meeting shall be determined by the Chairman in the exercise of his discretion and for this purpose the Chairman shall be entitled to have regard to all relevant information whether supplied by the Scheme Creditor or otherwise available to the Chairman. Without prejudice to the generality of the foregoing, the Chairman shall be entitled to:

(a)
accept the figure for which a Scheme Creditor seeks to vote, in whole or in part, notwithstanding the failure by such Scheme Creditor to cause to be delivered a fully completed Account Holder Letter (as defined in the Scheme) in accordance with the Scheme Document, if sufficient information has been provided in the Account Holder Letter (or by some other means) to enable the Chairman to assess the appropriateness of the figure for which the Scheme Creditor should be permitted to vote;

(b)
reject the figure for which a Scheme Creditor seeks to vote, in whole or in part, if he considers the figure not to be a fair or reasonable assessment of the value of the Scheme Creditor’s claim against the Applicant; and/or

(c)	accept otherwise incomplete or late Account Holder Letters at his discretion after the Record Time (as defined in the Scheme).

7.
The Applicant and the Chairman shall not recognise any assignment or transfer of a Scheme Claim after the Record Time for purposes of determining the right of any person to attend or vote at the Scheme Meeting.

8.
For the avoidance of doubt, The Bank of New York Mellon (formerly known as the Bank of New York) (in its capacity as trustee in respect of the Notes), The Depository Trust Company of New York (“DTC”) (in its capacity as common depository in respect of the Notes) and any nominee appointed by DTC to act as registered holder of the Global Notes (as defined in the Scheme), shall not be entitled to vote at the Scheme Meeting (or any adjournment thereof).

9.	The Chairman shall be at liberty to adjourn the Scheme Meeting for such period as he shall deem appropriate.

ANNEX B

1.           Clearwater Capital Partners Fund II, L.P.;

2.           Clearwater Capital Partners Fund III, L.P.;

3.           Clearwater Capital Partners Fund III (Annex), L.P.;

4.           Clearwater Capital Partners Fund IV, L.P.;

5.           Asian Development Finance, Ltd;

6.           Cowell & Lee Asia Credit Opportunities Fund;

7.           Deutsche Bank AG, London; and

8.           Goldman Sachs International.